EXHIBIT 99.1

October 19, 2009 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

               Ohio Valley Banc Corp. Reports 3rd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the "Company") reported consolidated net income for the quarter ended September 30, 2009, of $1,700,000, a decrease of $185,000, or 9.8 percent, from the $1,885,000 earned for the third quarter of 2008. Earnings per share for the third quarter of 2009 were $.43, down 8.5 percent from the prior year's third quarter. For the nine months ended September 30, 2009, net income totaled $5,147,000, a 7.8 percent decrease from net income of $5,581,000 for the nine months ended September 30, 2008. Earnings per share were $1.29 for the first nine months of 2009 versus $1.38 for the first nine months of 2008, a decrease of 6.5 percent. Return on average assets and return on average equity decreased to .84 percent and 10.66 percent, respectively, for the nine months ended September 30, 2009, as compared to .95 percent and 12.20 percent, respectively, for the same period in the prior year.

     The Company's earnings declined primarily due to the increase in FDIC insurance premiums that are being assessed on all FDIC insured financial institutions. For the nine months ended September 30, 2009, our premiums increased $1,148,000 over the same period last year. FDIC premiums for the third quarter of 2009 were up $201,000 from the third quarter of 2008. The higher insurance premiums had a dramatic impact on the financial results of the Company. For the nine months ended September 30, 2009, the net of tax increase in premiums reduced earnings per share by $.19, return on average assets by 9 basis points (1 basis point equals .01%) and return on average equity by 117 basis points. Based on the FDIC's restoration plan, management expects the heightened assessment levels to continue for up to eight years.

     Net interest income, the Company's largest revenue source, increased $77,000 for the nine months ended September 30, 2009 compared to the same period last year. Third quarter 2009 net interest income was down $276,000, or 3.6 percent, from the third quarter of 2008. The increase in net interest income for the nine-month period was attributable to growth in the Company's average earning assets, which for the first nine months of 2009 had increased $37,679,000, or 5.1 percent, from the first nine months of 2008. However, the net interest margin started contracting in the second quarter due to higher relative balances being invested in overnight or short-term instruments, which also return lower yields. With deposit growth outpacing loan growth, the balances were deployed in liquid assets to fund either future loan growth or the acquisition of longer-term securities if interest rates rise. Since December 31, 2008, total deposits have increased $61,310,000. The increase was primarily related to management's focus on growing core deposits and the influx of deposits to various public fund accounts. The net interest margin for the third quarter of 2009 was 3.85 percent, a decrease from 4.27 percent for the third quarter of 2008. The net interest margin for the nine months ended September 30, 2009 was 4.01 percent, compared to 4.20 percent for the same period the prior year. Although the net interest margin has been trending down, it appears to have stabilized. Compared to the second quarter of 2009, the third quarter net interest margin improved 7 basis points as funds held in liquid assets were used to fund loan growth.

     Contributing to growth in revenue was the increase in noninterest income. Noninterest income totaled $6,111,000 for the nine months ended September 30, 2009, as compared to $4,745,000 for the same period last year, an increase of
28.8 percent. For the three months ended September 30, 2009, noninterest income totaled $2,184,000, an increase of 38.8 percent from 2008's third quarter. Contributing to the double-digit growth in noninterest income was the gain on sale of loans. With the historically low mortgage rates, the Company elected to emphasize secondary market loans to reduce the exposure to rising interest rates. Even though the mortgage is sold, the Company retains the loan servicing and the customer relationship. The increase in volume generated a $603,000 increase in secondary market loan income for the nine months ended September 30, 2009, compared to the same period last year. In conjunction with various benefit plans, the Company maintains an investment in bank owned life insurance on key employees. During the third quarter, the Company received life insurance proceeds of $556,000, which generated an increase in earnings on bank owned insurance. Also contributing to the increase in noninterest income was the processing fee income earned from facilitating the clearing of tax refunds for a tax software provider. With continued growth in transaction volume, the associated fee income increased $251,000, or 93 percent, from the same period in 2008.

     For the nine months ended September 30, 2009, noninterest expense totaled $20,134,000, an increase of $2,580,000, or 14.7 percent, when compared to the same period in the previous year. For the third quarter of 2009, noninterest expense increased $588,000, or 9.8 percent, from the third quarter in 2008. The higher FDIC insurance expense that was previously discussed was included in these increases in noninterest expense. The higher premiums contributed over 44 percent of the nine month increase and over 34 percent of the quarterly increase in noninterest expense. Salaries and employee benefits, the Company's largest noninterest expense, increased $814,000, or 7.8 percent, for the first nine months of 2009, as compared to the same period in 2008. Contributing to the increase were annual cost of living adjustments and an increase in the number of full-time equivalent employees from 266 at September 30 2008, to 272 at

September 30, 2009. Comparing the nine-month periods, all remaining noninterest expenses were up $618,000, led by communication and equipment expense.

     For the nine months ended September 30, 2009, management provided $2,101,000 to the allowance for loan losses, which represented a decrease of $209,000 from the same period last year. For the three months ended September 30, 2009, management provided $957,000 to the allowance for loan losses, an increase of $264,000 from the same period in the prior year. The decrease in the nine month provision expense was related to a decline in net charge-offs, largely due to a $648,000 recovery of a loan previously charged off. The annualized ratio of net charge-offs to average loans for the nine months ended September 30, 2009 was .27 percent, compared to .71 percent for the same period last year. Although net charge-offs declined, this was partially offset by an increase in nonperforming loans. The ratio of nonperforming loans to total loans was 1.10 percent at September 30, 2009 compared to .84 percent at December 31, 2008 and .70 percent at September 30, 2008. Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at September 30, 2009 was adequate and reflects probable incurred losses in the portfolio. The allowance for loan losses was
1.33 percent of total loans at September 30, 2009, compared to 1.24 percent at December 31, 2008 and 1.10 percent at September 30, 2008.

     "In this challenging economic environment, I'm pleased to report that our team of dedicated employees earned $1.7 million in the third quarter of 2009 and more than $5.1 million for the nine months ended September 30, 2009," stated Jeffrey E. Smith, President and CEO. "Even though our earnings for the quarter and nine months ended September, 2009 were lower by $185,000 and $434,000, respectively, when compared to 2008, at September 30, 2009 our nonperforming loans to total loans ratio stood at an enviable 1.10% and our nonperforming assets to total assets ratio stood at 1.51%. The lower operating earnings were impacted by lower loan demand generally, and higher FDIC insurance premiums specifically. In addition, the decision to shift real estate mortgage originations to secondary markets in this historically low interest rate environment has lowered interest income; but has decreased interest rate risk and increased liquidity, both of which we believe to be prudent in the current environment. We also believe the increased liquidity coupled with the significant growth in core deposits will increase our institution's flexibility as the economic environment improves."

     Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC. The holding company owns three subsidiaries: Ohio Valley Bank, with 16 offices in Ohio and West Virginia; Loan Central, with six consumer finance offices in Ohio, and Ohio Valley Financial Services, an insurance agency based in Jackson, Ohio. Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain statements contained in this earnings release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes," "anticipates," "expects," "appears," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures; (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events. See Item 1.A. "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

                                                            Three months ended                   Nine months ended
                                                              September 30,                        September 30,
                                                          2009             2008               2009              2008
                                                       ------------     ------------       ------------     --------------
    PER SHARE DATA
      Earnings per share                                     $0.43            $0.47              $1.29              $1.38
      Cash dividends per share                               $0.20            $0.19              $0.60              $0.57
      Book value per share                                  $16.58           $15.53             $16.58             $15.53
      Dividend payout ratio (a)                             46.86%           40.34%             46.43%             41.28%
      Weighted average shares outstanding                3,983,009        3,998,509          3,983,009          4,030,542

    PERFORMANCE RATIOS
      Return on average equity                              10.27%           12.24%             10.66%             12.20%
      Return on average assets                               0.82%            0.96%              0.84%              0.95%
      Net interest margin (b)                                3.85%            4.27%              4.01%              4.20%
      Efficiency ratio (c)                                  67.56%           63.66%             68.38%             62.64%
      Average earning assets (in 000's)                   $778,660         $729,715           $777,797           $740,118

    (a) Total dividends paid as a percentage of net income.
    (b) Fully tax-equivalent net interest income as a percentage of average earning assets.
    (c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

                                                           Three months ended                  Nine months ended
    (in $000's)                                               September 30,                       September 30,
                                                          2009             2008               2009              2008
                                                     --------------     ------------     --------------   ----------------
    Interest income:
         Interest and fees on loans                  $      10,854    $      11,580      $      33,300    $        35,965
         Interest and dividends on securities                  879            1,077              2,754              3,279
                                                     --------------     ------------     --------------   ----------------
              Total interest income                         11,733           12,657             36,054             39,244
    Interest expense:
         Deposits                                            3,516            3,914             10,527             13,070
         Borrowings                                            769            1,019              2,496              3,220
                                                     --------------   --------------     --------------   ----------------
              Total interest expense                         4,285            4,933             13,023             16,290
                                                     --------------   --------------     --------------   ----------------
    Net interest income                                      7,448            7,724             23,031             22,954
    Provision for loan losses                                  957              693              2,101              2,310
    Noninterest income:
         Service charges on deposit accounts                   776              833              2,108              2,323
         Trust fees                                             61               59                171                184
         Income from bank owned insurance                      755              200              1,158                576
         Gain on sale of loans                                  95               20                713                110
         Gain (loss) on sale of other real estate owned          1                7                 28                (31)
         Other                                                 496              455              1,933              1,583
                                                     --------------   --------------     --------------   ----------------
              Total noninterest income                       2,184            1,574              6,111              4,745
    Noninterest expense:
         Salaries and employee benefits                      3,838            3,609             11,242             10,428
         Occupancy                                             406              404              1,208              1,172
         Furniture and equipment                               308              260                874                752
         Data processing                                       142              176                601                707
         FDIC insurance                                        322              121              1,303                155
         Other                                               1,559            1,417              4,906              4,340
                                                     --------------   --------------     --------------   ----------------
              Total noninterest expense                      6,575            5,987             20,134             17,554
                                                     --------------   --------------     --------------   ----------------
    Income before income taxes                               2,100            2,618              6,907              7,835
    Income taxes                                               400              733              1,760              2,254
                                                     --------------   --------------     --------------   ----------------
    NET INCOME                                       $       1,700    $       1,885      $       5,147    $         5,581
                                                     ==============   ==============     ==============   ================

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

    (in $000's, except share data)                                                       September 30,     December 31,
                                                                                              2009             2008
                                                                                         --------------   ----------------
    ASSETS
    Cash and noninterest-bearing deposits with banks                                     $      10,088    $        16,650
    Federal funds sold                                                                               0              1,031
                                                                                         --------------   ----------------
         Total cash and cash equivalents                                                        10,088             17,681
    Interest-bearing deposits in other financial institutions                                   12,834                611
    Securities available-for-sale                                                               92,651             75,340
    Securities held-to-maturity
      (estimated fair value:  2009 - $15,617, 2008 - $17,241)                                   15,270             16,986
    Federal Home Loan Bank stock                                                                 6,281              6,281
    Total loans                                                                                648,370            630,391
      Less:  Allowance for loan losses                                                          (8,622)            (7,799)
                                                                                         --------------   ----------------
         Net loans                                                                             639,748            622,592
    Premises and equipment, net                                                                 10,488             10,232
    Accrued income receivable                                                                    3,170              3,172
    Goodwill                                                                                     1,267              1,267
    Bank owned life insurance                                                                   18,446             18,153
    Other assets                                                                                 9,734              8,793
                                                                                         --------------   ----------------
              Total assets                                                               $     819,977    $       781,108
                                                                                         ==============   ================

    LIABILITIES
    Noninterest-bearing deposits                                                         $      81,576    $        85,506
    Interest-bearing deposits                                                                  572,095            506,855
                                                                                         --------------   ----------------
         Total deposits                                                                        653,671            592,361
    Securities sold under agreements to repurchase                                              29,853             24,070
    Other borrowed funds                                                                        41,439             76,774
    Subordinated debentures                                                                     13,500             13,500
    Accrued liabilities                                                                         15,461             11,347
                                                                                         --------------   ----------------
              Total liabilities                                                                753,924            718,052

    SHAREHOLDERS' EQUITY
    Common stock ($1.00 stated value, 10,000,000 shares
      authorized; 2009 and 2008 - 4,642,748 shares issued)                                       4,643              4,643
    Additional paid-in capital                                                                  32,683             32,683
    Retained earnings                                                                           43,509             40,752
    Accumulated other comprehensive income (loss)                                                  930                690
    Treasury stock at cost (2009 and 2008 - 659,739 shares)                                    (15,712)           (15,712)
                                                                                         --------------   ----------------
              Total shareholders' equity                                                        66,053             63,056
                                                                                         --------------   ----------------
                   Total liabilities and shareholders' equity                            $     819,977    $       781,108
                                                                                         ==============   ================